UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BigBear.ai Holdings, Inc.

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Starting on December 10, 2025, the Company began distributing the following message to certain stockholders of the Company.

December 2025

URGENT REQUEST REGARDING OUR SPECIAL SHAREHOLDER MEETING

Dear Shareholder,

I wanted to personally thank you for your commitment to BigBear.ai, and to encourage you to vote your shares in connection with the Company’s special meeting.

We are asking our shareholders to approve an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 500,000,000 to 1,000,000,000.

This authorization will provide additional authorized but unissued shares that will be available to help fuel our growth, as we expand our AI capabilities through organic and inorganic avenues, among other things. Please note that this is not a proposal to immediately issue and sell the additional 500,000,000 shares, but rather to authorize them so that as opportunities arise, we will be able to take advantage of those opportunities using our equity. Having authorized shares available has allowed us over the years to use our shares to make important acquisitions like Pangiam and to sell shares to fund product development and strengthen our balance sheet. We do not have many more shares available – so your vote in support will allow us to continue to have shares available for similar purposes in the future.

Your participation is important and will help avoid the need to further adjourn the

Special Shareholder Meeting.

As an important shareholder, your vote is essential. That is why I’m personally requesting that you vote your shares to help us pass the proposal to increase our authorized common stock. Thank you for your continued support of BigBear.ai.

BigBear.ai Holdings, Inc.

Kevin McAleenan

Chief Executive Officer

To speak with a live agent and vote please call:

1-888-777-2094